Exhibit 10.23

COMMERCIAL LEASE

This Commercial Lease is executed October 1, 2008 by and between ROSEVILLE PROPERTIES MANAGEMENT COMPANY, a Minnesota corporation, as agent for Commers-Klodt III, a Minnesota general partnership (“Landlord”), and ENTEROMEDICS, INC., a Delaware corporation (“Tenant”).

DEFINITIONS:

“Building” — That certain office/warehouse building on real property located in the City of Roseville, County of Ramsey, State of Minnesota, containing approximately 55,950 square feet and commonly addressed as 2800-2860 Patton Road, Roseville, Minnesota 55113 (See Exhibit A).

“Demised Premises”—That certain portion of the Building addressed 2800 Patton Road, consisting of approximately 28,388 square feet, as measured from the outside walls of the Demised Premises to the center of the partition wall (see Exhibit B). The Demised Premises includes a non-exclusive easement for access to Common Areas as defined below, and all licenses and easements appurtenant to the Demised Premises.

“Common Areas” — The term “Common Area” refers to all areas used non-exclusively by Tenant and other tenants in the Building, including, but not limited to, corridors, lavatories, driveways, truck docks, parking lots and landscaped areas. Common Areas are available to Tenant and its employees, agents, customers, and invitees for reasonable use in common with other tenants, their employees, agents, customers and invitees, subject to reasonable rules and regulations set forth by Landlord.

In consideration for the Base Rent, Additional Rent and any additional consideration outlined in this Lease, Landlord leases to Tenant the Demised Premises under the following conditions:

1.0 TERM OF LEASE AND POSSESSION:

Landlord gives and Tenant takes possession of Demised Premises for the term (the “Term”) of seven (7) years beginning October 1, 2008 (the “Commencement Date”), and ending September 30, 2015 (the “Expiration Date”), unless terminated earlier as herein provided.

Unless otherwise stated in this Lease, Landlord shall deliver possession of the Demised Premises to Tenant in its “as-is” condition on or before the Commencement Date, but delivery of possession prior to or later than such Commencement Date shall not affect the expiration date of this Lease. Landlord shall not be liable in any respect for any failure to deliver possession of the Demised Premises on or before the Commencement Date. Tenant’s possession of the Demised Premises shall be conclusive evidence that the Demised Premises are in good and satisfactory condition, punch list items excepted. The rentals herein reserved shall commence on the date when possession of the Demised Premises is delivered by Landlord to Tenant. Any occupancy by Tenant prior to the Commencement Date commences all mutual terms and obligations of this Lease, except Tenant’s payment of Base Rent and Additional Rent. Landlord shall have no responsibility or liability for loss or damage to fixtures, facilities or equipment installed or left on the Demised Premises.

2.0 BASE RENT:

Landlord is due and Tenant shall pay Landlord, base rent (“Base Rent”) as scheduled:

Months 1 through 12	$19,569.92 per month
Months 13 through 24	$19,961.32 per month
Months 25 through 36	$22,766.47 per month
Months 37 through 48	$23,221.80 per month
Months 49 through 60	$23,686.23 per month
Months 61 through 72	$24,159.96 per month
Months 73 through 84	$24,643.16 per month

3.0 ADDITIONAL RENT:

Tenant shall reimburse to Landlord monthly, throughout the Term of the Lease and any extension of this Lease, Tenant’s Share (as that term is hereinafter defined) of the following Additional Rent:

Common Area Maintenance (CAM) expenses, Real Estate Taxes/Assessments, any Utilities not paid directly by Tenant, and any Miscellaneous Charges or Reimbursements.

Landlord may estimate annual CAM and Real Estate Taxes/Assessments expenses as a basis for reimbursement for any calendar year and invoice in monthly installments (see Exhibit C). During the Term of Lease and/or any extension of this Lease, Landlord, within 120 days of each calendar year end, will provide to Tenant a written statement of actual CAM and Real Estate Taxes/Assessments expenses. If Tenant has underpaid its share of any of these expenses, Tenant shall reimburse Landlord as invoiced within ten (10) days after receipt of such invoice. If Tenant has overpaid its share of any of these expenses, Landlord will credit such amount against the most current monthly invoice. If the Term of Lease is less than one calendar year any reimbursement(s) will be prorated based on time of occupancy for such year. Upon prior written notice to Landlord, Tenant shall have the opportunity to audit the actual CAM and Real Estate Taxes/Assessments expenses statement for a period of one (1) year after receipt of said statement. Tenant waives its right to audit the actual CAM and Real Estate Taxes/Assessments expenses if Tenant fails to exercise such right during said one (1) year period.

Tenant’s Share is fifty and seventy-four one hundredths percent (50.74%), which is the quotient of 28,388 rentable square feet in the Demised Premises divided by 55,950 rentable square feet in the Building.

Landlord, at its election, may invoice for reimbursement(s) of any Utility usage not paid directly by Tenant.

3.1 COMMON AREA MAINTENANCE EXPENSES (CAM):

Common Area Maintenance (CAM) shall include but not be limited to maintenance, repair, replacement and care of all lighting, plumbing, roofs, parking surfaces, landscaped areas, signs, snow removal, non-structural repair and maintenance of the exterior of the Building, costs of equipment purchased and used for such purposes, cleaning and cleaning supplies for the common areas, insurance premiums for insurance required by this Lease, management fee up to five percent (5%) of gross collected rents, and wages and fringe benefits of personnel up to the level of property manager or equivalent employed for such work. Additionally, during the Term of this Lease, any extension and/or renewal of this Lease, CAM expenses shall include the annual cost or portion allocable to the Building of any capital improvements made to the Building by Landlord which result in a reduction of expenses or required under any governmental law or regulation that was not applicable at the time it was constructed. Landlord shall amortize such costs over the useful life and at a reasonable rate of interest.

Notwithstanding the foregoing, CAM shall exclude the following:

(i)	interest, amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of all or any part of the Building or sale of all or any part of the Building;

(ii)	amounts reimbursable from insurance proceeds, under warranty or by Tenant, any other tenant in the Building or any other third party other than pursuant to a CAM expense provision similar to this Section;

(iii)	interest, late charges or penalties incurred as a result of Landlord’s failure to pay bills in a timely manner (unless such failure is directly related to the failure of Tenant to pay Tenant’s Share of any such bill in a timely manner);

(iv)	leasing or brokerage fees;

(v)	depreciation;

(vi)	costs incurred in connection with the transfer or disposition of all or a portion of Landlord’s interest in the Building;

(vii)	costs of providing to other tenants services which are not available to Tenant;

(viii)	attorneys’ fees and other legal costs incurred as a result of defaults by, or litigation or other disputes with, other tenants of the Building;

(ix)	the portion of CAM which relate to more than one building or project to the extent that cost should be allocated to a building or project which is not occupied by Tenant, including, for example, employee costs, office costs, parking lot maintenance and repairs.

(x)	expenses for the preparation of space or other work which Landlord performs for any tenant or prospective tenant of the Building;

(xi)	accounting and legal fees relating to the ownership, construction, leasing or sale of the Building; and accounting and legal fees paid or imputed to full time employees of Landlord or any management agent;

(xii)	any amount paid to an entity or individual related to Landlord which exceeds the amount which would be paid for similar goods or services on an arms-length basis between unrelated parties;

(xiii)	the cost of correcting defects in the construction of the Building;

(xiv)	management fees to the extent they exceed five percent (5%) of the gross receipts from the Building;

(xv)	any ground rent, air space rent or other rent incurred for the Building;

(xvi)	the cost of correcting any applicable building or fire code violation(s) or violation(s) of any other applicable law relating to the Building in effect on the Commencement Date;

(xvii)	any costs (including any damages or future claims asserted against Landlord in connection with the same) incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy Regulated Substances from the Building which were present at the Building prior to the Commencement Date or brought onto the Building after the Commencement Date by a party other than Tenant or by those for whom Tenant is responsible for under this Lease;

(xviii)	any personal property taxes of Landlord for equipment or items not used directly in the operation or maintenance of the Building;

(xix)	all overhead expenditures pertaining to the administration of the Building, except to the extent expressly authorized under this Lease;

(xx)	rentals and other related expenses, if any, incurred in leasing items to the extent that the cost of the purchase of that item would not be included as a permitted capital expenditure hereunder;

(xxi)	contributions to CAM reserves if such reserves will not be used during the calendar year in which such reserve is created;

(xxii)	all bad debt loss, rent loss or reserve for bad debt or rent loss; and

(xxiii)	any and all costs of Landlord’s office and office operation for the Project for office space in excess of 500 square feet of rentable area, and all supplies and materials used in connection therewith.

3.2 REAL ESTATE TAXES AND ASSESSMENTS:

Real Estate Taxes and Assessments shall mean all Real Estate Taxes, all assessments and any taxes in lieu thereof payable on each calendar year, which may be levied upon or assessed against the Building. Any tax year commencing during any lease year shall be deemed to correspond to such lease year. In the event the taxing authorities additionally include in such real estate and assessments the value of any improvements made by Tenant, or of machinery, equipment, fixtures, inventory or other personal property or assets of Tenant, then Tenant shall pay all the taxes attributable to such items. Upon Tenant’s request, Landlord will furnish a copy of the Real Estate Tax statement.

Landlord reserves, and Tenant hereby assigns to Landlord, the sole and exclusive right to contest, protest, petition for review, or otherwise seek a reduction in the Real Estate Taxes. Any reduction or credit reimbursed shall be passed on to Tenant less costs to contest this provision and shall survive this Lease.

3.3 UTILITIES

Landlord shall provide mains and conduits to supply water, gas, electricity and sanitary sewage to the Building. Tenant shall pay, when due, all charges for sewer and water usage, garbage/refuse disposal/removal and recycling, electricity, gas and other fuels, telephone/communication services and/or other utility services or energy source furnished to the Demised Premises during the term of this Lease, or any extension and/or renewal of this Lease. If Tenant’s usage of any utility is deemed disproportionate as determined by Landlord, Landlord may elect to submeter and bill Tenant accordingly. Landlord accepts no responsibility for any disruption of any utility service due to accident, natural causes or circumstances beyond Landlord’s control and/or the utility provider’s inability to deliver said service.

3.4 MISCELLANEOUS CHARGES AND REIMBURSEMENTS

Miscellaneous Charges and Reimbursements shall include, without limitation, reconciliation of Real Estate Taxes/Assessments, CAM and Utilities, service requests facilitated by Landlord at the direction of Tenant, Tenant improvement reimbursements, notes due Landlord and any other miscellaneous charge due Landlord.

4.0 COVENANT TO PAY RENT:

The covenants of Tenant to pay the Base Rent and the Additional Rent are each independent of any other covenant, condition, provision or agreement contained in this Lease. Base Rent and Additional Rent shall be paid without setoff, deduction, demand or counterclaim of any nature whatsoever, except as expressly permitted by this Lease. All rents are due and payable, in advance, on the first of the each month during the Term of Lease and any extensions of the Lease to Landlord at:

2575 North Fairview Avenue, Suite 250

Roseville, Minnesota 55113

or such other address as Landlord shall designate to Lessee in writing.

5.0 OVERDUE PAYMENTS:

All Base Rent and Additional Rent under this Lease and any extension shall be due on the first day of each calendar month, unless otherwise specified. Service charges shall be imposed after the fifth (5th) day of each calendar month in the amount of five percent (5%) of the outstanding balance due; provided, however, no service charges shall be imposed for the initial delinquent payment during any twelve (12) month period unless Tenant fails to pay Rent within five (5) days after Landlord’s written demand therefor.

6.0 USE:

The Demised Premises shall be used and occupied by Tenant solely for the purposes of a general office and warehouse use and legal uses incidental thereto, and Tenant agrees that such use shall be in compliance with all applicable laws, ordinances and governmental regulations affecting the Building and Demised Premises. Tenant shall immediately discontinue any use of the Demised Premises which is not in compliance with any applicable laws, ordinances or governmental regulations. The Demised Premises shall not be used in such manner that, in accordance with any requirement of law or of any public authority, Landlord shall be obliged on account of the purpose or manner of said use to make any addition or alteration to or in the Building. The Demised Premises shall not be used in any manner which will increase the rates required to be paid for public utility or for fire and extended coverage insurance covering the Demised Premises. Tenant shall occupy the Demised Premises, conduct its business and control its agents, employees, invitees and visitors in such a way as is lawful, and reputable and will not permit or create any nuisance, noise, odor, or otherwise interfere with, annoy or disturb any other tenant in the Building in its normal business operations or Landlord in its management of the Building. Tenant’s use of the Demised Premises shall conform to all Landlord’s reasonable and non-discriminating rules and regulations relating to the use of the Building. Outside storage on the Building of any type of equipment, property or materials owned or used on the Demised Premises by Tenant or its customers and suppliers shall not be permitted.

7.0 LETTER OF CREDIT:

On the second anniversary of the Commencement Date and continuing until the fifth anniversary of the Commencement Date, Tenant, at Tenant’s sole cost and expense, shall deliver to Landlord an irrevocable, unconditional, stand-by letter of credit in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (such letter of credit together with any other renewal or replacement letters of credit delivered or to be delivered by Tenant hereunder shall be referred to herein collectively as the “Letter of Credit”). Any Letter of Credit described hereunder shall be issued by a nationally recognized financial institution reasonably acceptable to Landlord and Tenant. The Letter of Credit shall be subject to the following terms and conditions:

a.	The Letter of Credit shall be maintained beginning on the second anniversary of the Commencement Date and continue until the fifth anniversary of the Commencement Date. Tenant shall periodically renew the Letter of Credit to assure that it is maintained throughout the entirety of said period; provided, in no event shall any single Letter of Credit have a term or maturity less than twelve (12) months from the date it is issued, and any such periodic Letter of Credit must be extended, renewed and/or replaced with a new Letter of Credit at least thirty (30) days prior to the maturity date of the preceding periodic Letter of Credit.

b.	Notwithstanding any contrary provision hereunder, upon the occurrence of any default by Tenant (as specified in Section 21.0 a. hereof), Landlord may draw upon the Letter of Credit in an amount equal to the amount payable by Tenant as a consequence of such default by Tenant.

c.	No draw by Landlord shall be deemed a waiver of, or be deemed to have cured, any default by Tenant; provided that a draw by Landlord shall be applied to delinquent obligations of Tenant under the Lease and, if so applied, shall be deemed to have cured Tenant’s default in the payment of such obligations to the extent the proceeds of the draw are sufficient to cover the delinquent payment obligations. The funds drawn by Landlord under the Letter of Credit shall be non-refundable and shall remain the property of the Landlord, so long as such funds are used to cure default of Tenant; any excess funds shall be returned to Tenant.

d.	No claim or demand of set-off, deduction, or default under the Lease shall be deemed an estoppel or defense to any draw under the Letter of Credit. The delivery of the Letter of Credit to Landlord and the drawing upon the Letter of Credit by Landlord shall be in addition to all other rights and remedies available to Landlord under the Lease, or arising at law or in equity, and shall not be in substitution or replacement thereof.

8.0 CARE AND REPAIR OF DEMISED PREMISES:

Tenant shall, at all times throughout the Term of Lease and any extensions, and at its sole expense, keep and maintain the Demised Premises in a clean, safe, sanitary and first class condition and in compliance with all applicable laws, codes, ordinances, rules and regulations;

provided, however, that Tenant is not required to make any alterations or improvements in connection with such compliance except to the extent that such compliance is required because of Tenant’s particular use of the Premises. Tenant’s obligations hereunder shall include without limitation, the maintenance, repair, and replacement, if necessary, of all interior walls, partitions, doors and windows, all exterior entrances, windows, doors and docks, the replacement of all broken glass, of any fixture/equipment/component of heating, ventilation, air conditioning (HVAC) systems, all lighting systems, plumbing systems and electrical systems. In the event that an HVAC rooftop unit or ceiling hung unit heater requires replacement, the cost of such replacement shall be shared between Landlord and Tenant, Tenant’s share to be based on a ratio of the time of occupancy to the nearest one-half year to the estimated useful life of the unit, unless caused by the misuse or neglect of Tenant, in which case the cost of such replacement shall be the sole responsibility of Tenant. Such estimations are fifteen (15) years for a roof top unit and ten (10) years for a ceiling hung unit heater under normal conditions. When used in this provision, the term “repairs” shall include replacements, and all such repairs or replacements made by Tenant shall be of equal quality to the original equipment or work. Tenant shall keep and maintain all portions of the Demised Premises and the sidewalk and areas adjoining the same in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice (for accumulations of less than or equal to one inch), regardless of any CAM performed by Landlord. Tenant shall maintain a minimum temperature in the Demised Premises of 40 degrees during the Lease Term.

Notwithstanding the foregoing, Landlord warrants that the HVAC system currently serving the office portion of the Premises is in good working order, and capable of meeting the temperature specifications set forth on Exhibit E attached hereto and incorporated herein by reference. Landlord shall bear all costs of maintenance and repair (and replacement, if necessary) of such HVAC system during the first twelve (12) months of the term, to the extent necessary to maintain the temperatures on Exhibit E on a consistent basis throughout the Premises.

Notwithstanding anything in this Article 8.0 to the contrary, Tenant shall be solely responsible to maintain the HVAC system serving only the lab areas of the Demised Premises without any contribution, reimbursement or cost sharing by Landlord for replacement of said HVAC system.

If Tenant fails, refuses or neglects to maintain or repair the Demised Premises as required in this Lease after notice shall have been given Tenant, in accordance with Article 17.0 of this Lease, Landlord may make such repairs or replacements without liability to Landlord for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord all reasonable costs plus ten percent (10%) for overhead incurred by Landlord in making such repairs or replacements.

Landlord shall maintain, repair, and replace if necessary, at its expense (but subject to inclusion in CAM pursuant to the provisions in Article 3.0), the structural portions of the Building (including maintenance, repairs and replacements to the roof of the Building), foundations, the roof and roof membranes, and Common Areas, unless such repairs are required as a result of the acts of Tenant, its employees, agents, assigns or invitees, in which case the costs thereof shall be borne by Tenant and payable by Tenant to Landlord.

Except as otherwise provided herein, Landlord shall be responsible for all outside maintenance of the Demised Premises, including grounds and parking areas. All such maintenance which is the responsibility of Landlord shall be provided as reasonably necessary to the comfortable use and occupancy of Demised Premises during business hours, except Saturdays, Sundays and holidays, upon the condition that Landlord shall not be liable for damages for its performance due to causes beyond its control.

9.0 HAZARDOUS MATERIALS:

Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release into or onto the Demised Premises or the Building of any biologically or chemically active or other hazardous substances, or materials. Tenant shall not allow the storage or use in the Demised Premises or the Building of such substances or materials in any manner not sanctioned by law or by the standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the or onto the Demised premises or the Building any such materials or substances except in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., or any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require to ascertain whether or not there has been any release of hazardous materials into or onto the Demised Premises or the Building and a release is found which is determined to have been caused or permitted by Tenant, then the reasonable cost thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Demised Premises. In addition, Tenant shall execute reasonable affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Demised Premises. In all events, Tenant shall indemnify Landlord from any release of hazardous materials on the Demised Premises or the Building occurring while Tenant is in possession or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Term of this Lease.

10.0 PUBLIC LIABILITY INSURANCE:

Tenant shall during the Term hereof keep in full force and effect at its own expense a policy or policies of public liability insurance with respect to the Demised Premises and the business of Tenant, with companies reasonably acceptable to Landlord, in which Landlord shall be named as an additional insured under reasonable limits of liability not less than: $1,000,000 for injury/death to any one person; $2,000,000 for injury/death to more than one person, and $1,000,000 with respect to damage to property. Tenant shall further provide for business interruption or rent loss insurance to cover a period of not less than six (6) months. Such policy or policies shall provide that thirty (30) days’ written notice must be given to Landlord prior to cancellation or modification thereof. Tenant shall furnish certificates satisfactory to Landlord at the time this Lease is executed that such coverage is in full force and effect. Landlord shall during the Term hereof keep in full force and effect policy or policies of public liability insurance with respect to the Building under reasonable limits of liability not less than: $1,000,000 for injury/death to any one person; $2,000,000 for injury/death to more than one person, and $1,000,000 with respect to damage to property.

11.0 SIGNAGE AND DISPLAYS:

Any sign, lettering, picture, notice or advertisement, other than “Building Standard Signage” which is vinyl lettering on the exterior entrance to the Demised Premises provided by Landlord, installed on or in any part of the Demised Premises and visible from the exterior of the Building, or visible from the exterior of the Demised Premises, shall be subject to Landlord’s prior written approval (which approval will not be unreasonably withheld) and shall be installed at Tenant’s sole cost and expense. In the event that Landlord provides monument signage for other tenants of the business park of which the Building is a part, then Tenant shall also have the right to be included on such monument signage visible from County Road C. In the event of a violation of the foregoing by Tenant, Landlord may remove the same without any liability and may charge the expense incurred by such removal to Tenant. Tenant agrees to maintain its signage in good repair, and to hold Landlord harmless from any loss, cost, or damages resulting from the erection, existence, maintenance, or removal of the signage.

12.0 ALTERATIONS, INSTALLATION, FIXTURES:

Unless otherwise stated, Tenant shall not make any alterations, additions or improvements in or to the Demised Premises or add, disturb or in any way change any plumbing or wiring without the prior written consent of Landlord (which consent will not be unreasonably withheld). In the event alterations are required by any governmental agency by reason of the use and occupancy of the Demised Premises by Tenant, Tenant shall make such alterations at its own cost and expense after first obtaining Landlord’s written approval of plans and specifications, which approval shall not be unreasonably withheld, and furnishing such indemnification as Landlord may reasonably require against liens, costs, damages and expenses arising out of such alterations. Tenant shall warrant to Landlord that all such alterations, additions, or improvements shall be in strict compliance with all relevant laws, ordinances, governmental regulations and insurance requirements. Construction of such alterations or additions shall commence only upon Tenant obtaining and exhibiting to Landlord the requisite approvals, licenses and permits and indemnification against liens. All alterations, installations, physical additions or improvements to the Demised Premises made by Tenant shall at once become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease; provided, however, this clause shall not apply to movable equipment or furniture owned by Tenant, which may be removed by Tenant at the end of the Term.

13.0 ACCESS TO DEMISED PREMISES:

Tenant agrees to permit Landlord and the authorized representatives of Landlord to enter the Demised Premises at all times during usual business hours and with reasonable prior oral notice except in emergencies for the purpose of inspecting the same and making any necessary repairs to the Demised Premises and performing any work therein that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority or of the Board of Fire Underwriters or any similar body or that Landlord may deem necessary to prevent waste or deterioration in connection with the Demised Premises. Nothing herein shall imply any duty upon the part of Landlord to do any such work which, under any provision of this Lease, Tenant is required to perform and the performance thereof by Landlord shall not constitute a waiver of Tenant’s default to perform the same. Landlord may, during the progress of any work in the Demised Premises or Building, keep and store upon the Demised Premises or Building all necessary materials, tools, and equipment. Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage of Tenant, nor shall Tenant’s lease obligations be affected by reason of making repairs or the performance of any work, including materials handling into or through the Demised Premises or Building.

Landlord reserves the right to enter upon the Demised Premises (a) at any time in the event of an emergency and (b) at reasonable hours and upon reasonable prior oral notice to exhibit the Demised Premises to prospective purchasers or others; and to exhibit the Demised Premises to prospective tenants and to display “For Rent” or similar signs on windows or doors in the Demised Premises during the last one hundred twenty (120) days of the Term of this Lease, all without hindrance by Tenant.

14.0 REMOVAL OF FIXTURES:

Notwithstanding anything contained in Article 12.0, 18.0, or elsewhere in this Lease, if Landlord requests at the time of granting consent for the following, then Tenant will promptly remove, at the sole cost and expense of Tenant, all fixtures, equipment and alterations made by Tenant, subsequent to the initial improvements made by Landlord on behalf of Tenant prior to the commencement of this Lease, at the time Tenant vacates the Demised Premises, and Tenant will promptly restore said Demised Premises to the condition that existed immediately prior to said fixtures, equipment and alterations having been installed or made, all at the sole cost and expense of Tenant.

15.0 ASSIGNMENT OR SUBLETTING:

Tenant agrees to use and occupy the Demised Premises throughout the entire Term for the purpose herein specified and for no other purposes, and not to transfer or assign this Lease or sublet said Demised Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise, without obtaining the prior consent of Landlord in each instance, which may be withheld by Landlord, in its sole discretion. Tenant shall seek such consent of Landlord by a written request therefor, setting forth such information as Landlord may reasonably deem necessary. Consent by Landlord to any assignment of this Lease or to any subletting of the Demised Premises shall not be deemed a consent or waiver of Landlord’s right under this Article as to any subsequent assignment or subletting. Landlord’s right to assign this Lease is and shall remain unqualified upon any sale or transfer of the Building and, providing the purchaser succeeds to the interest of Landlord under this Lease, Landlord shall thereupon be entirely freed of all obligations of Landlord hereunder and shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance. No such assignment or subleasing shall relieve Tenant from any of Tenant’s obligations in this Lease contained, nor shall any assignment or sublease or other transfer of this Lease be effective unless the assignee, subtenant or transferee shall at the time of such assignment, sublease or transfer, assume in writing for the benefit of Landlord, its successors or assigns, all of the terms, covenants, and conditions of this Lease thereafter to be performed by Landlord and shall agree in writing to be bound thereby. Should Tenant sublease in accordance with the terms of this Lease, fifty percent (50%) of any increase in rental and other consideration received by Tenant over the per square foot rental rate which is being paid by Tenant shall be forwarded to and retained by Landlord, which increase shall be in addition to the Base Rent and Additional Rent due Landlord under this Lease. Notwithstanding anything in this Lease to the contrary, Tenant may, upon notice to Landlord but without Landlord’s consent, assign the Lease or sublet all or any portion of the Demised Premises to a Tenant Affiliate, provided that the net worth of such Tenant Affiliate is equal to or greater than Twenty Million and 00/100 Dollars ($20,000,000.00) at the time of such assignment. If Tenant does so assign this Lease or sublet all or any portion of the Demised Premises to a Tenant Affiliate, Tenant will remain liable for all of Tenant’s obligations under this Lease. A “Tenant Affiliate” is any party that is controlled by, under common control with, or controls Tenant, or acquires all, or substantially all, of Tenant’s assets or a controlling interest in Tenant’s stock.

16.0 SUCCESSORS AND ASSIGNS:

The terms, covenants and conditions hereof shall be binding upon and inure to the successors and assigns of the parties hereto.

17.0 NOTICES:

Any notice required or permitted under this Lease shall be deemed sufficiently given or secured if sent by overnight courier, or registered or certified return receipt mail, to Tenant at the Demised Premises and to Landlord at the address then fixed for the payment of rent as provided in Article 4.0 of this Lease and either party may by like written notice at any time designate a different address to which notices shall subsequently by sent or rent to be paid.

18.0 SURRENDER:

On the Expiration Date or upon the termination hereof upon a day other than the Expiration Date, Tenant shall peaceably surrender the Demised Premises in good order, condition and repair (reasonable wear and tear and damage by casualty only excepted); warehouse area in broomclean condition; office/restroom area vacuumed and cleaned. On or before the Expiration Date or upon termination of this Lease on a day other than the Expiration Date, Tenant shall, at its expense, remove all trade fixtures, personal property and equipment and signs from the Demised Premises and any property not removed shall be deemed to have been abandoned. It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, word processing, facsimile, or electronic wiring installed by Tenant within the Demised Premises (hereinafter “Wiring”) shall be removed at Tenant’s cost at the expiration of the Term, unless Landlord has specifically requested in writing that said Wiring shall remain, whereupon said Wiring shall be surrendered with the Demised Premises as Landlord’s property. Any damage caused in the removal of such items shall be repaired by Tenant and at its expense. All alterations, additions, improvements and fixtures (other than trade fixtures) which shall have been made or installed by Landlord or Tenant upon the Demised Premises and all floor covering so installed shall remain upon and be surrendered with the Demised Premises as a part thereof, without disturbance, molestation or injury, and without charge, at the expiration or termination of this Lease except any such items identified under Article 14.0 hereof. If the Demised Premises are not surrendered on the Expiration Date or the date of termination, Tenant shall indemnify Landlord against loss or liability, claims, without limitation, made by any succeeding Tenant founded on such delay. Tenant shall promptly surrender all keys for the Demised Premises to Landlord at the place then fixed for payment of rent and shall inform Landlord of combinations of any locks and safes on the Demised Premises.

19.0 HOLDING OVER:

In the event of a holding over by Tenant after expiration or termination of this Lease without the consent in writing of Landlord, Tenant shall be deemed a tenant at sufferance and shall pay rent for such occupancy at the rate of one and one-half times the last-current aggregate Base Rent and 100% of Additional Rent, prorated for the entire holding over period, plus all reasonable attorneys’ fees and expenses incurred by Landlord in enforcing its rights hereunder, plus any other damages occasioned by such holding over. Except as otherwise agreed, any holding over with the written consent of Landlord shall constitute a month-to-month lease.

20.0 ABANDONMENT: Intentionally deleted.

21.0 DEFAULT OF TENANT:

a.

In the event of any failure of Tenant to pay any rental due hereunder within ten (10) days after the same becomes due, or any failure to perform any other terms, conditions or covenants of this Lease to be observed or performed by Tenant for more than thirty (30) days after written notice of such failure shall have been given to Tenant (or, if such default is reasonably incapable of cure within thirty (30) days as reasonably determined by Landlord, such reasonably longer period of time not to exceed a total of sixty (60) days provided that Tenant commences the cure within thirty (30) days and diligently pursues the same to completion within said sixty (60) day period), or if Tenant or an agent of Tenant shall falsify any report required to be furnished to Landlord pursuant to the terms of this Lease, or if Tenant or any guarantor of this Lease shall become bankrupt or insolvent, or file any debtor proceedings or any person shall take or have against Tenant or any guarantor of this Lease in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s or any such guarantor’s property, or if Tenant or any such guarantor’s property, or if Tenant or any such guarantor makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement with its creditors, or if Tenant shall abandon the Demised Premises pursuant to the provisions in Article 20.0 above or suffer this Lease to be taken under any writ of execution, then in any such event Tenant shall be in default hereunder, and Landlord, in addition to other rights of remedies it may have, shall have the immediate right of re-entry and may remove all persons and property from the Demised Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, without being guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.

b.

Should Landlord elect to re-enter the Demised Premises, as herein provided, or should it take possession of the Demised Premises pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Demised Premises, and relet the Demised Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such subletting all rentals received by Landlord from such reletting shall be applied first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorneys’ fees and costs of such alterations and repairs; third, to the payment of the rent due and unpaid hereunder, and the residue, if any shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rentals received from such reletting during any month be less than that to be paid during that month by Tenant hereunder, Tenant, upon demand, shall pay any such deficiency to Landlord. No such re-entry or taking possession of the Demised Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time after such re-entry and reletting elect to terminate this Lease for such previous breach. Should Landlord at any time terminate this Lease for any such breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Demised Premises, attorneys’ fees, and costs, the unamortized portion of any leasehold improvements made by Landlord for Tenant and including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Demised Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable from Tenant to Landlord.

c.	Landlord may, at its option, instead of exercising any other rights or remedies available to it in this Lease or otherwise by law, statute or equity, spend such money as is reasonably necessary to cure any default of Tenant herein and the amount so spent, and costs incurred, including reasonable attorneys’ fees in curing such default, shall be paid by Tenant, as Additional Rent.

d.	Landlord Default. For purposes hereof, a “Landlord Default” exists if Landlord fails to perform any of its obligations under this Lease within 30 days after receiving notice from Tenant specifying the nature and extent of such failure; provided, however, if the obligation is not reasonably curable within such 30 day period, the time for cure will be extended for a maximum of thirty (30) additional days so long as Landlord continues to use reasonable efforts to effect a cure within such sixty (60) day period. If a Landlord Default has occurred, then, in addition to all rights, powers or remedies permitted by law or in equity, Tenant may cure such Landlord Default and charge the cost thereof to Landlord. Landlord is liable for, and shall pay to Tenant within 30 days after receiving Tenant’s invoice, all reasonable attorneys’ fees and other costs incurred by Tenant as a result of a Landlord Default.

e.	In the event suit shall be brought for recovery of possession of the Demised Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained to be kept or performed, and a breach shall be established, the defaulting party shall pay to the non-defaulting party all expenses incurred therefor, including reasonable attorney’s fees and costs, together with interest on all such expenses at the rate of ten percent (10%) per annum from the date of such breach of the covenants of this Lease until the date that such breach is cured.

f.	Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Demised Premises, by reason of any default hereunder, or otherwise. Tenant also waives any demand for possession of the Demised Premises, and any demand for payment of rent and any notice of intent to re-enter the Demised Premises, or of intent to terminate this Lease, other than the notices above provided in this Article, and any other notice or demand prescribed by any applicable statutes or laws.

g.	No remedy herein or elsewhere in this Lease or otherwise by law, statute or equity, conferred upon or reserved shall be exclusive of any other remedy, but shall be cumulative, and may be exercised from time to time and as often as the occasion may arise.

22.0 EMINENT DOMAIN:

In the event of any eminent domain of condemnation proceeding or private sale in lieu thereof in respect to the Building during the Term hereof, the following provisions shall apply:

a.	If the whole of the Building shall be acquired or condemned by eminent domain for any public or quasi-public purpose, the term of this lease shall cease and terminate as of the date possession shall be taken in such proceedings and all rentals shall be paid up to that date.

b.	If any part constituting less than the whole of the Building shall be acquired or condemned as aforesaid, and in the event that such partial taking or condemnation shall materially affect the Demised Premises so as to render the Demises Premises unsuitable for the business of Tenant, then the term of this Lease shall cease and terminate as of the date possession shall be taken by the condemning authority and rent shall be paid to the date of such termination.

In the event of a partial taking or condemnation of the Building which shall not materially affect the Demised Premises so as to render the Demised Premises unsuitable for the business of Tenant, this Lease shall continue in full force and effect with a proportionate abatement of the Base Rent and Additional Rent based on the portion, if any of the Demised Premises taken. Landlord shall restore the Building and the Demised Premises to substantially the same condition as they were prior to such condemnation. Landlord shall commence restoration and shall restore the Building and the Demised Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in the making of condemnation or sale proceeds adjustments by Landlord; and Tenant shall have no right to terminate this Lease except as herein provided. Upon completion of such restoration, the rent shall be adjusted based upon the portion, if any, of the Demised Premises restored.

c.	In the event of any condemnation or taking as aforesaid, whether whole or partial, Tenant shall not be entitled to any part of the award paid for such condemnation and Landlord is to receive the full amount of such award, Tenant hereby expressly waiving any right to claim to any part thereof.

d.	Although all damages in the event of any condemnation shall belong to Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Demised Premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right. However, Tenant shall have no claim against Landlord or make any claim with the condemning authority for the loss of its leasehold estate, any unexpired term or loss of any possible renewal or extension of said lease or loss of any possible value of said lease.

23.0 RULES AND REGULATIONS:

Tenant shall observe and comply with such reasonable and uniformly applied rules and regulations as Landlord may prescribe, on written notice to Tenant for the safety, care, cleanliness, and operation of the Building. To the extent of one or more conflicts between the terms and provisions of this Lease, and the rules and regulations, the terms and provisions of this Lease control.

24.0 DAMAGE OR DESTRUCTION:

In the event of any damage or destruction to the Premises by fire or other cause during the term hereof, the following provisions shall apply:

a.	If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as estimated by Landlord, will equal or exceed fifty percent (50%) of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Landlord may, not later than the sixtieth (60th) day following the damage, give Tenant written notice of Landlord’s election to terminate this Lease.

b.	If the cost of restoration as estimated by Landlord will equal or exceed fifty percent (50%) of said replacement value of the Building and if the Demised Premises are not suitable as a result of said damage for the purposes for which they are demised hereunder, in the reasonable opinion of Landlord and Tenant, then Tenant may, no later than the sixtieth (60th) day following the damage, give Landlord a written notice of election to terminate this Lease.

c.	If the cost of restoration as estimated by Landlord shall amount to less than fifty percent (50%) of said replacement value of the Building, or if, despite the cost, Landlord does not elect to terminate this Lease, Landlord shall restore the Building and the Demised Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in the making of insurance adjustments by Landlord; and Tenant shall have no right to terminate this Lease except as herein provided. Landlord shall not be responsible for restoring or repairing leasehold improvements of Tenant.

d.	In the event either of the elections to terminate is properly exercised, this Lease shall be deemed to terminate on the date of the receipt of the notice of election and all rentals shall be paid up to that date. Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease.

e.	In any case where damage to the Building shall materially affect the Demised Premises so as to render them unsuitable in whole or in part for the purposes for which they are demised hereunder, then, unless such destruction was wholly or partially caused by the negligence or breach of the terms of this Lease by Tenant, its employees, contractors or licensees, a portion of the rent based upon the amount of the extent to which the Demised Premises are rendered unsuitable shall be abated until repaired or restored. If the destruction or damage was wholly or partially caused by negligence or breach of the terms of this Lease by Tenant as aforesaid and if Landlord shall elect to rebuild, the rent shall not abate and Tenant shall remain liable for the same.

25.0 CASUALTY INSURANCE:

a.	Landlord shall at all times during the Term of this Lease, at its expense (but subject to inclusion in CAM pursuant t o Article 3.0), maintain a policy or policies of insurance with premiums paid in advance issued by an insurance company licensed to do business in the State of Minnesota insuring the Building against loss or damage by fire, explosion or other insurable hazards and contingencies for the full replacement value, provided that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies not covered by this Lease which Tenant may bring upon the Demised Premises or any additional improvements which Tenant may construct or install on the Demised Premises.

b.	Tenant shall not carry any stock of goods or do anything in or about the Demised Premises which will in any way impair or invalidate the obligation of the insurer under any policy of insurance required by this Lease.

c.	Landlord hereby waives and releases all claims, liabilities and causes of action against Tenant and its agents, servants and employees for loss or damage to, or destruction of, the Demised Premises or Building or any portion thereof, including the buildings and other improvements situated thereon, resulting from fire, explosion or the other perils included in standard extended coverage insurance, whether caused by the negligence of any of said persons or otherwise. Likewise, Tenant hereby waives and releases all claims, liabilities and causes of action against Landlord and its agents, servants and employees for loss of damage to, or destruction of, any of the improvements, fixtures, equipment, supplies, merchandise and other property, whether that of Tenant or of others in, upon or about the Demised Premises resulting from fire, explosion or the other perils included in standard coverage insurance, whether caused by the negligence of any of said persons or otherwise. The waivers contained in this Section remain in force whether or not insurers consent thereto.

d.	To the extent that the use of the Demised Premises by Tenant increases the premium rate for insurance carried by Landlord on the improvements of which the Demised Premises are a part, Tenant shall pay Landlord, the proportionate amount of such premium increase. If Tenant installs any electrical equipment that overloads the power lines to the building or its wiring, Tenant shall, at its own expense, make whatever changes are necessary to comply with the requirements of the insurance underwriter, insurance rating bureau and governmental authorities having jurisdiction.

e.	Tenant shall during the Term, obtain and maintain in full force and effect at its sole cost and expense a policy or policies of insurance insuring all of its personal property located within the Demised Premises from time to time, as well as all tenant improvements made thereto, against loss or damage by fire, explosion or other such hazards and contingencies for the full replacement value thereof. Such policy or policies shall provide thirty (30) days’ written notice to Landlord prior to cancellation or modification thereof. Tenant shall furnish certificates satisfactory to Landlord at the time this Lease is executed and thereafter from time to time upon request by Landlord that such coverage is in full force and effect.

26.0 COVENANTS TO HOLD HARMLESS:

Unless the liability for damage or loss is caused by the negligence or willful misconduct of Landlord, its agents or employees, Tenant shall hold harmless Landlord from any liability for damages to any person or property in or upon the Demised Premises and the Building, including the person and property of Tenant and its employees and all persons in the Building at its or their invitation or sufferance, and from all damages resulting from Tenant’s failure to perform the covenants of this Lease. All property kept, maintained or stored on the Demised Premises shall be so kept, maintained or stored at the sole risk of Tenant. Tenant agrees to pay all sums of money in respect of any labor, service, materials, supplies or equipment furnished or alleged to have been furnished to Tenant in or about the Demised Premises, and not furnished on order of Landlord, which may be secured by any mechanic’s, materialman’s or other lien to be discharged at the time performance of any obligations to cure thereby matures, provided that Tenant may contest such lien, but if such lien is reduced to final judgment and if such judgment or process thereon is not stayed, or if stayed and said stay expires, then and in each such event, Tenant shall forthwith pay and discharge said judgment. Landlord shall have the right to post and maintain on the Demised Premises, notices of non-responsibility under the laws of the State of Minnesota.

Subject to Section 25(c), Landlord hereby agrees to indemnify and hold Tenant harmless from and against any and all costs, damages, claims, liabilities and expenses (including reasonable attorney fees) suffered by or claimed against Tenant to the extent caused by (i) any negligent act or omission by Landlord, or its employees, agents or invitees, or (ii) latent defects in the Building, Premises or Common Area Facilities.

27.0 NON-LIABILITY:

Subject to the terms and conditions of Article 26.0 hereof, Landlord shall not be liable for any damage to property of Tenant or of others located on the Demised Premises, nor for the loss or damage to any property of Tenant or of others by theft or otherwise. Without limiting the foregoing, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Premises or from the pipes, appliances, or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature. Landlord shall not be liable for any such damage caused by other tenants or persons in the Demised Premises, occupants or adjacent property, of the buildings, or the public or caused by operations in construction of any private, public or quasi-public work. Landlord shall not be liable for any latent defect in the Demised Premises. All property of Tenant kept or stored on the Demised Premises shall be so kept or stored at the risk of Tenant only and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier.

28.0 SUBORDINATION:

This Lease shall be subordinated to any mortgage that may now exist or that may hereafter be placed upon the Demised Premises and to any and all advances made thereunder, and to the interest upon the indebtedness evidenced by such mortgages, and to all renewals, replacements and extensions thereof; provided, however, that Tenant’s possession of the Demised Premises will not be disturbed as long as Tenant is not in default beyond applicable cure periods under this Lease. In the event of execution by Landlord after the date of this Lease of any such mortgage, renewal, replacement or extension, Tenant agrees to execute a reasonable subordination agreement with the holder thereof which agreement shall provide that:

a.	Such holder shall not disturb the possession and other rights of Tenant under this Lease so long as Tenant is not in default hereunder.

b.	In the event of acquisition of title to the Demised Premises by such holder, such holder shall accept Tenant as tenant of the Demised Premises under the terms and conditions of this Lease and shall perform all the obligations of Landlord hereunder, and

c.	The Tenant shall recognize such holder as Landlord hereunder.

Tenant shall, upon receipt of a written request from Landlord therefor, execute and deliver to Landlord or to any proposed holder of a mortgage or trust deed or to any proposed purchaser of the Demised Premises a certificate in recordable form, certifying that this Lease is in full force and effect, and that there are no offsets against rent or defenses to Tenant’s performance under this Lease, or setting forth any such offsets or defenses claimed by Tenant as the case may be. Tenant shall execute and deliver any such subordination agreement or other such documents within twenty (20) days of written request therefor. The failure of Tenant to do so within such time frame shall constitute an immediate default hereunder without the need for Landlord to provide any notice and/or opportunity to cure as set forth in Section 21.0 a hereof. Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute any such subordination agreement or other such document in the name of Tenant upon the failure of Tenant to perform its obligations under this Article 28.0 as required hereunder.

29.0 ATTORNMENT:

In the event of a sale or assignment of Landlord’s interest, in the Building in which the Demised Premises are located, or this Lease, or if the Building comes into custody or possession of a mortgagee or any other party whether because of a mortgage foreclosure, or otherwise, Tenant shall attorn to such assignee or other party and recognize such party as Landlord hereunder; provided, however, Tenant’s peaceable possession will not be disturbed so long as Tenant faithfully performs its obligations under this Lease. Tenant shall execute, on demand, any reasonable attornment agreement required by any such party to be executed, containing such provisions as such party may require. Landlord shall have no further obligations under this Lease after any such assignment.

30.0 NOVATION IN THE EVENT OF SALE:

In the event of the sale of the Building, Landlord shall be and hereby is relieved of all of the covenants and obligations created hereby accruing from and after the date of sale, and such sale shall result automatically in the purchaser assuming and agreeing to carry out all the covenants and obligations of Landlord herein. Notwithstanding the foregoing provisions of this Section 30.0, Landlord, in the event of a sale of the Building, shall cause to be included in this agreement of sale and purchase a covenant whereby the purchaser of the Building assumes and agrees to carry out all of the covenants and obligations of Landlord herein.

Tenant agrees at any time and from time to time upon not less than ten (10) business days’ prior written request by Landlord to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect as modified and stating the modifications, and the dates to which the Base Rent and other charges have been paid in advance, if any, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser of the fee or mortgagee or assignee or any mortgage upon the fee of the Demised Premises.

31.0 QUIET ENJOYMENT:

Landlord warrants that it has full right to execute and to perform this Lease and to grant the estate demised, and that Tenant, upon payment of the rents and other amounts due and the performance of all the terms, conditions, covenants and agreements on Tenant’s part to be observed and performed under this Lease, may peaceably and quietly enjoy the Demised Premises for the business uses permitted hereunder, subject, nevertheless, to the terms and conditions of this Lease.

32.0 RECORDING:

Tenant shall not record this Lease without the written consent of Landlord. However, upon the request of either party hereto, the other party shall join in the execution of the Memorandum of Lease for the purposes of recordation. Said Memorandum of Lease shall describe the parties, the Demised Premises and the term of the Lease and shall incorporate this Lease by reference.

33.0 CONSENTS BY LESSOR:

Except as otherwise specifically provided for in this Lease, whenever provision is made under this Lease for Tenant securing the consent or approval by Landlord, such consent or approval shall only be in writing and shall not be unreasonably withheld.

34.0 INTENT OF PARTIES:

Except as otherwise provided herein, Tenant covenants and agrees that if it shall any time fail to pay any cost or expense required to be paid by it, or fail to take out, pay for, maintain or deliver any of the insurance policies above required, or fails to make any other payment or perform any other act on its part to be made or performed as in this Lease provided, then Landlord, may after giving Tenant written notice and reasonable opportunity to cure, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant in this Lease contained, pay any such cost or expense, effect any such insurance coverage and pay premiums therefor, and may make any other payment or perform any other act on the part of Tenant to be made and performed as in this Lease provided, in such manner and to such extent as Landlord may deem desirable, and in exercising any such right, to also pay all necessary and incidental reasonable costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all necessary and incidental costs and expenses in connection with the performance of any such act by Landlord, together with interest thereon at the rate of ten percent (10%) per annum from the date of making such expenditures, by Landlord, shall be deemed Additional Rent hereunder, and shall be payable to Landlord on demand. Tenant covenants to pay any such sum or sums with interest as aforesaid and Landlord shall have the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of the Base Rent payable under this Lease.

35.0 GENERAL:

a.	The Lease does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between the parties hereto being that of landlord and tenant.

b.	No waiver of any default hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers shall not then be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval of any act requiring consent or approval shall not waive or render unnecessary consent to or approval of any subsequent similar act. No action required or permitted to be taken by or on behalf of Landlord under the terms or provisions of this Lease shall be deemed to constitute an eviction or disturbance of Tenant’s possession of the Demised Premises. All preliminary negotiations are merged into and incorporated in this Lease. The laws of the State of Minnesota shall govern the validity, performance and enforcement of this Lease.

c.	This Lease and the exhibits, if any, attached hereto and forming a part hereof, constitute the entire agreement between Landlord and Tenant affecting the Demised Premises and there are no other agreements, either oral or written, between them other than herein set forth. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and executed in the same form and manner in which this Lease is executed.

d.	If any agreement, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such agreement, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each agreement, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

e.	The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent or any provision thereof.

f.	Submission of this instrument to Tenant or proposed Tenant or its agents or attorneys for examination, review, consideration or signature does not constitute or imply an offer to lease, reservation of space, or option to lease, and this instrument shall have no binding legal effect until execution hereof by both Landlord and Tenant or its agents.

g.	This Lease shall be construed under the laws of the State of Minnesota.

h.	Each individual executing this Lease on behalf of the parties hereto is duly authorized to execute and deliver this Lease on behalf of said party.

i.	No receipt or acceptance of less than an amount owed shall be deemed to be other than a partial payment on account for any due and unpaid stipulated amount; no endorsement or statement of any check or any letter or other writing accompanying any check or payment shall be deemed an accord in satisfaction, and a party may accept and negotiate such check or payment without prejudice to its rights to (i) recover the remaining balance or (ii) pursue any other remedy provided in this Lease.

j.	Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained.

36.0 TENANT IMPROVEMENTS:

Landlord will cause those certain improvements to the Demised Premises, as shown on Exhibit D attached to this Lease, to be constructed by Landlord’s contractor at Landlord’s sole expense on plans and specifications to be developed and mutually agreed upon by both Landlord and Tenant (the “Approved Plans and Specifications”). All construction shall be performed in a good and workmanlike manner, and in accordance with the Approved Plans and Specifications. So long as this Lease is executed no later than August 1, 2008, construction shall be completed by October 31, 2008, and punchlist items shall be completed by November 30, 2008. The Approved Plans and Specifications will be executed by both Landlord and Tenant and attached as Exhibit D to this Lease as soon as both Landlord and Tenant have agreed to the same. Any additional tenant improvements, as well as change orders to the Approved Plans and Specifications, shall be made at the sole cost and expense of Tenant, subject to Landlord’s prior written approval and subject to all other provisions of this Lease, including compliance with all applicable governmental laws, ordinances and regulations. Tenant is not required to remove any improvements made under this Section 36.

37.0 FORCE MAJEURE:

Either party’s failure to perform the terms and conditions of this Lease, in whole or in part, other than any term requiring the payment of money, shall not be deemed a breach or a default hereunder or give rise to any liability of such party to the other if such failure is attributable to any unforeseeable event beyond such party’s reasonable control and not caused by the negligent acts or omissions or the willful misconduct of such party, including, without limitation, flood, drought, earthquake, storm, pestilence, lightning, and other natural catastrophes and acts of God; epidemic, war riot, civic disturbance or disobedience, and act of the public enemy; fire, accident, wreck, washout, and explosion; strike, lockout, labor dispute, and failure, threat of failure, or sabotage of such party’s facilities; delay in transportation or car shortages, or inability to obtain necessary labor, materials, components, equipment, services, energy, or utilities through such party’s usual and regular sources at usual and regular prices; and any law, regulation, order or injunction of a court or governmental authority, whether valid or invalid and including, without limitation, embargoes, priorities, requisitions, and allocations or restrictions of facilities, equipment or operations. In the event of the occurrence of such a force majeure event, the party unable to perform promptly shall notify the other party.

38.0 OPTION TO RENEW:

Provided the Lease is in full force and effect and Tenant is not in default beyond any applicable cure period under any of the other terms and conditions of the Lease, at the time of either notification of renewal or commencement of the Renewal Term (as that term is hereinafter defined), then Tenant shall have the right to renew the Lease for one (1) period of five (5) years (the “Renewal Term”), for the Demised Premises being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions set forth below:

a.

If Tenant elects to exercise the option, then Tenant shall provide Landlord with written notice no later than the date which is 180 days prior to the expiration of the initial Term, time being of the essence. If Tenant fails to timely provide such notice, Tenant shall have no right or additional right to extend or renew the Term of this Lease and this Lease shall expire at the end of the initial Term. The notice shall be given in the manner provided in the Lease for the giving of notices to Landlord.

b.	If Tenant elects to exercise the option to renew, then the Base Rent to be paid by Tenant to Landlord during the Renewal Term shall be at the rate which is two percent (2%) greater than the Base Rent during the previous year in the initial Term.

c.	The option set forth in this Article is not transferable the parties hereto acknowledge and agree that the option to renew as set forth in this Article shall be “personal” to Tenant executing this Lease, and that in no event will any assignee or sublessee (other than a Tenant Affiliate) have any rights to exercise any rights set forth in this Article.

39.0 RIGHT OF FIRST OFFER TO LEASE AVAILABLE SPACE: At any time after the initial lease-up of any space vacant as of October 1, 2008, Tenant shall, subject to the terms and conditions set forth in this Article, have the right of first offer (the “Right of First Offer”), to lease any other contiguous space to the Demised Premises that has or will “become available” (as that term is hereinafter defined) within the Building (the “Offer Space”).

a.	Tenant’s Right of First Offer is subject to and as conditioned upon (i) the Lease must be in full force and effect; (ii) Tenant shall not be in default herein; (iii) Tenant’s offer to lease the Offer Space must be for a term which is co-terminus with the Term of this Lease (as extended pursuant to the provisions set forth in Article 39.0 above); and (iv) Tenant’s offer to lease the Offer Space must meet such other terms and conditions as are set forth in this Article.

b.	After any part of the Offered Space has or will “become available”, Landlord shall not, during the Term of this Lease (as extended pursuant to the provisions set forth in Article 39.0 above), offer on the market or lease to another tenant that space within the Offer Space that has or will “become available” without first offering Tenant the right to lease that space as provided in this Article. Space shall be deemed to “become available” when the lease for space occupied by a tenant other than Tenant herein, expires or is otherwise terminated. Offer Space shall not be deemed to “become available” if the space is: (i) assigned or subleased by the current tenant of the space or (ii) re-leased by the current tenant of the space by renewal, extension, or re-negotiation.

c.

Landlord agrees that prior to entering into a lease with another tenant for Offer Space, Landlord shall so notify Tenant, in writing, which notice shall be accompanies by a term sheet for such Offer Space (the “Term Sheet”), setting for the terms and conditions under which the Landlord is willing to lease such Offer Space to Tenant. Tenant shall have a period of five (5) business days after receipt of such notice and the Term Sheet (the “Acceptance Period”) within which to notify Landlord, in writing, that it elects to lease such space on the terms (including a required minimum lease term as set forth in Section (a) above) and conditions set forth in such Term Sheet. If Tenant makes such election within the Acceptance Period, an appropriate amendment to this Lease shall be entered into by Landlord and Tenant to add the Offer Space to the Demised Premises on the terms set forth in the Term Sheet submitted by Landlord. If Tenant does not make the aforesaid election within the Acceptance Period, or if Landlord and Tenant do not enter into an amendment to this Lease incorporating such space on the terms set forth in the Term Sheet within thirty (30) days after receipt by Landlord of Tenant’s written election to lease such Offer Space, Tenant shall be deemed to have waived its rights with respect to the space set forth in Landlord’s notice, Tenant’s Right of First Offer shall automatically terminate and be of no further force and effect, and Landlord shall be free to lease such Offer Space to any other party free of any claim of Tenant.

d.	If this Lease or Tenant’s right to possession of the Demised Premises shall terminate in any manner whatsoever before Tenant shall exercise its rights under this Article, or if Tenant shall have subleased or assigned all or any portion of the Demised Premises, then immediately upon such termination, sublease, or assignment, this Article and Tenant’s rights hereunder shall simultaneously terminate and become null and void. Such right is personal to Tenant. Under no circumstances whatsoever shall the assignee under a complete or partial assignment of the Lease, or a subtenant under a sublease of the Demised Premises, have any right to exercise any rights under this Article or have any right to receive any notice from Landlord.

40.0 BROKERAGE. Landlord and Tenant represent and warrant to one another that neither has worked with any broker regarding the lease of the Demised Premises other than Tenant, who is represented by TaTonka Real Estate Advisors (“TaTonka”). Landlord shall pay a commission to TaTonka in the amount of $2.50 per rentable square foot in the Demised Premises, which commission is payable upon execution of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this lease in form and manner sufficient to bind them at law, as of the day and year first above written.

LANDLORD:	TENANT:
ROSEVILLE PROPERTIES MANAGEMENT COMPANY, as agent for Commers-Klodt III	ENTEROMEDICS, INC.

/s/ Daniel P. Commers	/s/ Mark B. Knudson
Signature	Signature

Name (print)	Name (print)

Title	Title

Date Signed	Date Signed

EXHIBIT A

SITE PLAN

(See Attached)

EXHIBIT B

FLOOR PLAN

(See Attached)

EXHIBIT C

COMMON AREA MAINTENANCE

2800-2860 Patton Road, Roseville Business Commons

2008          ESTIMATED COMMON AREA MAINTENANCE (CAM) EXPENSES

Bldg. SF: 55950	Non Hughes SF: 37797

	$/Year	$/SF/Yr		Rationale.....
Property/Liability Insurance	$7,000	$0.13		Confirmed premium
Snow Removal	$6,800	$0.12		Nov-March contract plus salt/sand
Lawn Care	$3,800	$0.07		Apr-Oct contract, irrigation repairs
Roof Maintenance	$300	$0.01		Repairs, annual inspection
Parking Lot Repair/Replacement	$500	$0.01		Repairs, sweeping, striping
Building Repairs	$500	$0.01		Estimate
Window Cleaning	$400	$0.01		Exterior only - 2x/year
Maintenance Labor	$800	$0.01		Estimate of 1 hr./month @$75/hr.
HVAC Scheduled Maintenance*	$5,100	$0.09		4x/year inspec/filters + condens clean
Maintenance Supplies	$200	$0.00		Estimate
Exterior Lighting	$1,700	$0 03		Estimate
FireSprinkler Alarm Monitoring	$1,200	$0.02		Monitor contract, 2 phone lines, Inspection
Administration/Management Fees	$39,000	$0.70		Estimate on % of collected rents

TOTALS:	$67,300	$1.20	/SF/Yr

* HVAC scheduled maintenance for Integ/Restore Medical only billed separately *** Sewer/Water billed quarterly
2008 Est. Property Tax:		$2.67	/SF/Yr

EXHIBIT D

APPROVED PLANS AND SPECIFICATIONS

(See Attached)

EXHIBIT E

TEMPERATURES

Temperature / Humidity Ranges for Comfort

Conditions	Relative Humidity	Acceptable Operating Temperatures
		°C	°F
Summer (light clothing)	If 30%, then If 60%, then	24.5 - 28 23 - 25.5	76 - 82 74 - 78

Winter (warm clothing)	If 30%, then If 60%, then	20.5 - 25.5 20 - 24	69 - 78 68 - 75